Exhibit 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in Registration Statements Nos. 33-30545, 33-37818, 333-118030, and 333-118031 on Form S-8 and Registration Statements Nos. 333-87254, 333-106709 and 333-02519 on Form S-3 of our reports dated March 28, 2006, relating to the consolidated financial statements and financial statement schedule of A.M. Castle & Co. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting for stock-based compensation due to the adoption of FAS 123R, "Share-Based Payment" effective October 1, 2005, which was applied retrospectively to prior periods) and management's assessment on the effectiveness of internal control over financial reporting (which report expressed an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Chicago, Illinois
March 28, 2006